                                                                    Exhibit 23.3


                       [LETTERHEAD OF DELOITTE & TOUCHE]




                          INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of HQI Transelec Chile S.A. on Form F-4 of our report dated March 13, 2001 (relating to the combined financial statements of the Transmission Business), appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the headings "Presentation of Financial Information" and "Experts" in such Prospectus.

We also consent to the use in this Registration Statement of HQI Transelec Chile S.A. on Form F-4 of our report dated March 13, 2001 (relating to the financial statements of the Injected Assets of Empresa Nacional de Electricidad S.A. not presented separately herein) appearing in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche

July 26, 2001